EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SOBR Safe, Inc. on Form S-8 (No. 333-272940), of our report dated relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Haynie & Company

Haynie & Company

Littleton, Colorado